Exhibit 5.2

[Letterhead of Skadden, Arps, Slate, Meagher & Flom LLP]

June 25, 2003

Xerox Corporation

800 Long Ridge Road

Stamford, CT 06904

Re:	Xerox Corporation
Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as special counsel to Xerox Corporation, a New York corporation (the “Company”), in connection with the public offering and sale by the Company of 46,000,000 shares of the Company’s Common Stock, par value $1.00 per share (the “Securities”).

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the “Act”).

In rendering the opinions set forth herein, we have examined and relied on originals or copies of the following:

(a)  the registration statement on Form S-3 (File Nos. 333-101164 and 333-101164-01, -03 and -05 through -13) of the Company relating to the Securities and other securities of the Company filed with the Securities and Exchange Commission (the “Commission”) under the Act, allowing for delayed offerings pursuant to Rule 415 of the General Rules and Regulations under the Act (the “Rules and Regulations”), and Pre-Effective Amendments No. 1, No. 2 and No. 3 thereto (such registration statement, as so amended and declared effective by the

Xerox Corporation

June 25, 2003

Commission on June 10, 2003, being hereinafter referred to as the “Registration Statement”);

(b)  the prospectus, dated June 10, 2003, relating to the offering of securities of the Company, which forms a part of and is included in the Registration Statement;

(c)  the prospectus supplement, dated June 19, 2003, relating to the offering of the Securities;

(d)  an executed copy of the Underwriting Agreement, dated June 19, 2003, among the Company and Goldman, Sachs & Co., Citigroup Global Markets Inc., J.P. Morgan Securities Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Deutsche Bank Securities Inc., UBS Securities LLC, Bear, Stearns & Co. Inc., Danske Markets Inc., BNP Paribas Securities Corp., and Credit Suisse First Boston LLC, as Representatives of the several Underwriters;

(e)  the Restated Certificate of Incorporation of the Company, as amended, as certified by the Secretary of State of the State of New York on June 25, 2003;

(f)  the By-Laws of the Company, as certified by the Vice President and Secretary of the Company as being in full force and effect on the date hereof;

(g)  resolutions of the Board of Directors of the Company, adopted on January 25, 1999 relating to, among other things, the issuance of shares of Common Stock in uncertificated form; and

(h)  resolutions of (i) the Board of Directors of the Company, adopted on October 14, 2002, December 10, 2002 and May 15, 2003, and (ii) the Finance Committee of the Company, adopted on June 19, 2003, in each case relating to, among other things, the issuance of the Securities.

Xerox Corporation

June 25, 2003

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinions set forth below.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies. In rendering the opinion set forth below, we have assumed that the Company has received the entire amount of the consideration contemplated by the resolutions of the Board of Directors of the Company authorizing the issuance of the Securities. In addition, in rendering the opinion set forth below, we draw your attention to Section 630 of the New York Business Corporation Law (the “NYBCL”), which may impose certain liabilities on certain shareholders of New York corporations that have no shares listed on a national securities exchange or regularly quoted in an over-the-counter market. Section 630 of the NYBCL does not presently apply to the Company, and we have assumed that such section will continue to be inapplicable to the Company. In rendering the opinion set forth below, we understand that the Company proposes to issue the Securities in uncertificated form. We note that Section 508 of the NYBCL requires the Company within a reasonable time after the issuance or transfer of uncertificated shares to send to the registered owner thereof a written notice containing the information required to be set forth or stated on certificates pursuant to paragraphs (b) and (c) of Section 508. We assume that the Company will comply with such requirement. As to any facts material to the opinions expressed herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and of public officials and others.

We do not express any opinion as to the laws of any jurisdiction other than the State of New York and we do not express any opinion as to the effect of any other laws on the opinion stated herein. The opinion expressed herein is based on laws in effect on the date hereof, which laws are subject to change with possible retroactive effect.

Based upon and subject to the foregoing, we are of the opinion that the issuance and sale of the Securities has been duly authorized, and the Securities are validly issued, fully paid and nonassessable.

Xerox Corporation

June 25, 2003

We hereby consent to the filing of this opinion with the Commission as an exhibit to a Current Report on Form 8-K that will be incorporated by reference into the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations of the Commission.

Very truly yours,

/s/ SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP